FAIRFAX FINANCIAL INCREASES OFFER TO BUY
AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
TO $30.25 PER SHARE

HAMILTON, BERMUDA - August 7, 2013 - American Safety Insurance Holdings, Ltd. (NYSE: ASI) today announced that Fairfax Financial Holdings Limited (TSX: FFH and FFH.U) has increased its offer to purchase American Safety to $30.25 per share from the previously announced $29.25 per share.

The board of directors of American Safety has approved an amendment to the Merger Agreement among American Safety, Fairfax and Fairfax Holdings Bermuda Ltd. reflecting the revised price and an increase in the termination fee to $13.4 million from $9.1 million. The transaction is subject to customary conditions, including approval of American Safety's shareholders and regulatory approvals.

About Us:
For 25 years, American Safety Insurance Holdings, Ltd. (NYSE:ASI), a Bermuda holding company, has offered innovative solutions outside the U.S. in the reinsurance and alternative risk markets through its subsidiaries, American Safety Reinsurance, Ltd., and American Safety Assurance, Ltd., and in the U.S. for specialty risks and alternative risk markets through its program administrator, American Safety Insurance Services, Inc., and insurance company subsidiaries and affiliates, American Safety Casualty Insurance Company, American Safety Indemnity Company, and American Safety Risk Retention Group, Inc. As a group, ASI’s insurance subsidiaries and affiliates are rated “A” (Excellent) IX by A.M. Best. For additional information, please visit www.asih.bm.

Contacts:
American Safety Insurance Holdings, Ltd.	American Safety Insurance Holdings, Ltd.
Investor Relations	Investor Relations
Stephen R. Crim	Mark W. Haushill
scrim@amsafety.bm	mark.haushill@amsafety.com
(441) 296-8560	(441) 542-7934